Exhibit 99.1
VERITEX HOLDINGS, INC. REPORTS SECOND QUARTER OPERATING RESULTS

Dallas, TX — July 28, 2020 —Veritex Holdings, Inc. (“Veritex” or the “Company”) (Nasdaq: VBTX), the holding company for Veritex Community Bank, today announced the results for the quarter ended June 30, 2020.
“The second quarter was dominated by significant pandemic and economic challenges. Despite those headwinds, we delivered solid results while supporting our employees, customers and communities,” said C. Malcolm Holland, III, the Company’s Chairman and Chief Executive Officer. “Our quarterly results reflect strong pre-tax, pre-provision operating net revenue, continued building of our allowance for credit losses and higher capital levels. I couldn’t be more proud of what the team accomplished during such a disruptive operating period.”

Second Quarter Highlights

•Net income of $24.0 million, or $0.48 diluted earnings per share (“EPS”), compared to $4.1 million, or $0.08 diluted EPS, for the quarter ended March 31, 2020 and $26.9 million, or $0.49 diluted EPS, for the quarter ended June 30, 2019;
•Pre-tax, pre-provision operating earnings1 totaled $45.7 million, compared to $39.1 million for the quarter ended March 31, 2020 and $44.0 million for the quarter ended June 30, 2019;
•Provision for credit losses and unfunded commitments was $19.0 million, compared to $35.7 million for the quarter ended March 31, 2020, as a result of continued disruptions in the global economy from the COVID-19 pandemic and its impact on the Texas economic forecasts that drive the Company’s current expected credit loss (“CECL”) model;
•Allowance for credit losses (“ACL”) to total loans held for investments (“LHI”), excluding mortgage warehouse (“MW”) and Paycheck Protection Program (“PPP”) loans, was 2.01% for the quarter ended June 30, 2020 compared to 1.73% for the quarter ended March 31, 2020. Net charge-offs to average loans outstanding and nonperforming assets to total assets remained essentially flat quarter over quarter at 3 basis points and 62 basis points, respectively;
•During the second quarter of 2020, the Company funded $400.9 million of PPP loans through the Small Business Administration (“SBA”) as a result of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The Company elected to carry these loans at fair value, and as a result, the Company recognized $12.5 million of PPP fee income, gross, during the second quarter of 2020;
•Total deposits grew $325.6 million from the first quarter of 2020, or 22.4% annualized, with the average cost of interest-bearing deposits decreasing to 0.84% for the three months ended June 30, 2020 from 1.39% for the three months ended March 31, 2020;
•Declared quarterly cash dividend of $0.17 payable on August 20, 2020.

Financial Highlights	QTD		YTD
	Q2 2020	Q1 2020	Q2 2020	Q2 2019
	(Dollars in thousands) (unaudited)
GAAP
Net income	$24,028	$4,134	$28,162	$34,283
Diluted EPS	0.48	0.08	0.56	0.62
Return on average assets[2]	1.11%	0.20%	0.68%	0.88%
Efficiency ratio	46.02	47.61	46.76	67.28
Book value per common share	$23.45	$23.19	$23.45	$22.55
Non-GAAP[1]
Operating earnings	$21,188	$4,134	$25,322	$64,913
Diluted operating EPS	0.43	0.08	0.50	1.18
Pre-tax, pre-provision operating earnings	45,668	39,107	84,775	90,409
Pre-tax, pre-provision operating return on average assets	2.11%	1.94%	2.03%	2.31%
Operating return on average assets[2]	0.98	0.20	0.61	1.66
Operating efficiency ratio	45.74	47.61	46.62	43.60
Tangible book value per common share	$14.71	$14.39	$14.71	$14.27
1 Refer to the section titled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2 Annualized ratio.

Second Quarter Global Economic Developments

The COVID-19 pandemic has caused significant disruptions to the global economy and the communities which we serve. In response to the pandemic, we have implemented our operational response and preparedness plan during the first and second quarters of 2020, which includes dispersion of critical operational processes, increased monitoring focused on higher risk operations, enhanced remote access security and further restricted internet access, enhanced security around wire transfer execution and flexible scheduling provided to employees who are unable to work from home. Additionally, we are focused on taking care of our clients and communities who may be experiencing financial hardship due to the pandemic, including through our loan deferment program and participation in the PPP designed to provide a direct incentive for small businesses.

Results of Operations for the Three Months Ended June 30, 2020
Net Interest Income
For the three months ended June 30, 2020, net interest income before provision for credit losses was $65.8 million and net interest margin was 3.31% compared to $67.4 million and 3.67%, respectively, for the three months ended March 31, 2020. The $1.6 million decrease in net interest income was primarily due to a $7.4 million decrease in interest income on loans, slightly offset by a $4.1 million decrease in interest expense on transaction and savings deposits. Net interest margin decreased 36 basis points from the three months ended March 31, 2020 primarily due to a decrease in yields earned on loan balances and an unfavorable increase in the mix of lower yielding assets, partially offset by decreases in the average rates paid on interest-bearing demand and savings deposits and certificate and other time deposits during the three months ended June 30, 2020. As a result, the average cost of interest-bearing deposits decreased 55 basis points to 0.84% for the three months ended June 30, 2020 from 1.39% for the three months ended March 31, 2020.
Net interest income before provision for credit losses decreased by $5.6 million from $71.4 million to $65.8 million and net interest margin decreased by 69 basis points from 4.00% to 3.31% for the three months ended June 30, 2020 as compared to the same period in 2019. The decrease in net interest income before provision for credit losses was primarily due to a $16.3 million decrease in interest income on loans, partially offset by an $8.9 million decrease in interest expenses on transaction and savings deposits during the three months ended June 30, 2020 compared to the three months ended June 30, 2019. Net interest margin decreased 69 basis points from the three months ended June 30, 2019 primarily due to a decrease in yields earned on loan balances, partially offset by decreases in the average rate paid on interest-bearing demand and savings deposits for the three months ended June 30, 2020 and an unfavorable shift in the mix of earning assets compared to the three months ended June 30, 2019. As a result, the average cost of interest-bearing deposits decreased 95 basis points to 0.84% for the three months ended June 30, 2020 from 1.79% for the three months ended June 30, 2019.

Noninterest Income
Noninterest income for the three months ended June 30, 2020 was $21.3 million, an increase of $14.0 million, or 193.8%, compared to the three months ended March 31, 2020. The increase was primarily due to a $10.6 million of increase in government guaranteed loan income, net. In the second quarter, the Company earned fee income of 5% on PPP loans under $350 thousand, 3% on PPP loans between $350 thousand and $2 million and 1% on PPP loans greater than $2 million totaling $12.5 million. The recognized fee was partially offset by a valuation allowance on the PPP loans of $2.0 million as the Company elected to carry these loans at fair value.
Compared to the three months ended June 30, 2019, noninterest income for the three months ended June 30, 2020 increased by $15.3 million, or 252.8%. The increase was primarily due to a $10.0 million increase in government guaranteed loan income, net, as a result of the fee income earned PPP loans discussed above and a $3.5 million increase in gain on sales of investment securities.

Noninterest Expense
Noninterest expense was $40.1 million for the three months ended June 30, 2020, compared to $35.5 million for the three months ended March 31, 2020, an increase of $4.5 million, or 12.7%. The increase was primarily driven by a $1.1 million increase in salaries and employee benefits, a $0.6 million increase in Federal Deposit Insurance Corporation (“FDIC”) assessment fees, and a $1.6 million increase in bank service charges resulting from pre-payment fees on Federal Home Loan Bank (“FHLB”) advances paid off early in the second quarter of 2020. Noninterest expense for the three months ended June 30, 2020 includes $1.2 million of COVID related expenses primarily related to Community Reinvestment Act donations, lender incentives, employee overtime and cleaning services.
Compared to the three months ended June 30, 2019, noninterest expense for the three months ended June 30, 2020 increased by $165 thousand, or 0.4%.

Financial Condition
Total loans were $6.6 billion at June 30, 2020, an increase of $355.9 million, or 22.8% annualized, compared to March 31, 2020. The net increase was primarily the result of the Company’s origination of $400.9 million of loans in the second quarter of 2020 under the PPP. The Company has elected to carry such PPP loans at fair value, which represent $398.9 million of the Company’s outstanding loan balance as of the second quarter 2020.
Total deposits were $6.1 billion at June 30, 2020, an increase of $325.6 million, or 22.4% annualized, compared to March 31, 2020. The increase was primarily the result of increases of $177.3 million and $358.4 million in interest-bearing transaction and savings deposits and noninterest-bearing demand deposits, respectively, partially offset by a decrease of $210.1 million in certificates and other time deposits.

Goodwill

During the second quarter of 2020, the Company observed a significant decline in the market valuation of our common shares as a result of sustained economic disruption occurring after the first quarter of 2020, including but not limited to the COVID-19 pandemic. As a result of the sustained economic disruption, the Company determined a triggering event had occurred that required an interim quantitative impairment assessment for the Company’s reporting unit to determine if it is more likely than not that the fair value is less than the carrying value as a result of a sustained price decrease. The Company determined the fair value of its reporting unit using a combination of a market and income approach. The fair value of our reporting unit exceeded its related carrying value by approximately 26%.

Asset Quality and Adoption of ASU 2016-13
Nonperforming assets totaled $53.3 million, or 0.62% of total assets at June 30, 2020, compared to $39.4 million, or 0.50% of total assets, at December 31, 2019. The Company had a net charge-off of $1.8 million for the quarter, which is primarily the result of one relationship charge-off that was fully reserved against in the first quarter of 2020.
The Company recorded a provision for credit losses for the three months ended June 30, 2020 of $16.2 million, compared to $31.8 million and $3.3 million for the three months ended March 31, 2020 and June 30, 2019, respectively. The decrease in the recorded provision for credit losses for the three months ended June 30, 2020 was primarily attributable to changes in the Texas economic forecasts used in the CECL model in the second quarter of 2020 to reflect the expected impact of the COVID-19 pandemic as of June 30, 2020, as compared to our Texas economic forecasts and expected impact of the COVID-19 pandemic as of March 31, 2020. In the second quarter of 2020, we also recorded a $2.8 million provision for unfunded commitments which was also attributable to the change in the Texas economic forecasts as a result of the COVID-19 pandemic compared to a $3.9 million provision for unfunded commitments recorded for the three months ended March 31, 2020. Allowance for credit losses as a percentage of loans HFI, excluding MW and PPP loans, was 2.01%, 1.73% and 0.43% of total loans at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

Dividend Information

On July 28, 2020, Veritex’s Board of Directors declared a quarterly cash dividend of $0.17 per share on its outstanding shares of common stock. The dividend will be paid on or after August 20, 2020 to stockholders of record as of the close of business on August 6, 2020.

Non-GAAP Financial Measures
Veritex’s management uses certain non-GAAP (U.S. generally accepted accounting principles) financial measures to evaluate its operating performance and provide information that is important to investors. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP. Specifically, Veritex reviews and reports tangible book value per common share, operating earnings, tangible common equity to tangible assets, return on average tangible common equity, pre-tax, pre-provision operating earnings, pre-tax, pre-provision operating return on average assets, diluted operating earnings per share, operating return on average assets, operating return on average tangible common equity and operating efficiency ratio. Veritex has included in this earnings release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” after the financial highlights at the end of this earnings release for a reconciliation of these non-GAAP financial measures.
Conference Call
The Company will host an investor conference call to review the results on Wednesday, July 29, 2020 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/mmc/p/pckpzcgt and will receive a unique PIN, which can be used when dialing in for the call. This will allow attendees to access the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, https://ir.veritexbank.com/. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference
#3693902. This replay, as well as the webcast, will be available until August 5, 2020.

About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132
scaudle@veritexbank.com
Forward-Looking Statements
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing assumptions, current expectations, estimates and projections and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, without limitation, statements relating to the expected payment date of Veritex’s quarterly cash dividend, the impact of certain changes in Veritex’s accounting policies, standards and interpretations, the effects of the COVID-19 pandemic and actions taken in response thereto, Veritex’s future financial performance, business and growth strategy, projected plans and objectives, as well as other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Veritex’s Annual Report on Form 10-K for the year ended December 31, 2019 and any updates to those risk factors set forth in Veritex’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Veritex does not undertake any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, expressed or implied, included in this earnings release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue.

14.49- VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(Unaudited)

	For the Three Months Ended					Six Months Ended
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars and shares in thousands)
Per Share Data (Common Stock):
Basic EPS	$0.48	$0.08	$0.56	$0.52	$0.50	$0.56	$0.63
Diluted EPS	0.48	0.08	0.56	0.51	0.49	0.56	0.62
Book value per common share	23.45	23.19	23.32	23.02	22.55	23.45	22.55
Tangible book value per common share[1]	14.71	14.39	14.73	14.61	14.27	14.71	14.27

Common Stock Data:
Shares outstanding at period end	49,633	49,557	51,064	52,373	53,457	49,633	53,457
Weighted average basic shares outstanding for the period	49,597	50,725	51,472	52,915	53,969	50,161	54,130
Weighted average diluted shares outstanding for the period	49,727	51,056	52,263	53,873	54,929	50,383	54,929

Summary of Credit Ratios:
ACL to total LHI, excluding mortgage warehouse and PPP loans	2.01%	1.73%	0.52%	0.46%	0.43%	2.01%	0.43%
Nonperforming assets to total assets	0.62%	0.60%	0.50%	0.21%	0.54%	0.62%	0.60%
Net charge-offs to average loans outstanding	0.03	—	—	0.14	—	0.03	—

Summary Performance Ratios:
Return on average assets[2]	1.11	0.20	1.43	1.36	1.36	0.68	0.88
Return on average equity[2]	8.36	1.41	9.63	8.98	8.98	4.96	5.79
Return on average tangible common equity[1,2]	14.49	3.27	16.22	15.15	15.26	9.12	10.26
Efficiency ratio	46.02	47.61	47.12	43.67	51.49	46.76	67.28

Selected Performance Metrics - Operating:
Diluted operating EPS[1]	$0.43	$0.08	$0.58	$0.53	$0.59	$0.50	$1.18
Pre-tax, pre-provision operating return on average assets[1,2]	2.11%	1.94%	2.07%	2.26%	2.22%	2.03%	2.31%
Operating return on average assets[1,2]	0.98	0.20	1.49	1.42	1.63	0.61	1.66
Operating return on average tangible common equity[1,2]	12.90	3.27	16.87	15.78	18.09	8.31	18.50
Operating efficiency ratio[1]	45.74	47.61	45.67	42.36	43.66	46.62	43.60

Veritex Holdings, Inc. Capital Ratios:
Tier 1 capital to average assets (leverage)	9.16	9.49	10.17	10.33	10.47	9.16	10.47
Common equity tier 1 capital	9.66	9.53	10.60	10.82	11.32	9.66	11.32
Tier 1 capital to risk-weighted assets	10.05	9.92	11.02	11.26	11.77	10.05	11.77
Total capital to risk-weighted assets	12.71	12.48	13.10	12.26	12.80	12.71	12.80
Tangible common equity to tangible assets[1]	8.96	8.81	10.01	10.17	10.08	8.96	10.08
1Refer to the section titled “Reconciliation of Non-GAAP Financial Measures” after the financial highlights for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2Annualized ratio.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands)

	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$160,306	$430,842	$251,550	$252,592	$265,822
Securities	1,112,061	1,117,804	997,330	1,023,393	1,020,279
Other securities	104,213	112,775	84,063	85,007	76,016

Loans held for sale	28,041	15,048	14,080	10,715	7,524
PPP loans, at fair value	398,949	—	—	—	—
Loans held for investment, mortgage warehouse	441,992	371,161	183,628	233,577	200,017
Loans held for investment	5,726,873	5,853,735	5,737,577	5,654,027	5,731,833
Total loans	6,595,855	6,239,944	5,935,285	5,898,319	5,939,374
Allowance for credit losses	(115,365)	(100,983)	(29,834)	(26,243)	(24,712)
Bank-owned life insurance	81,876	81,395	80,915	80,411	79,899
Bank premises, furniture and equipment, net	115,560	116,056	118,536	118,449	115,373
Other real estate owned	7,716	7,720	5,995	4,625	1,748
Intangible assets, net	66,705	69,444	72,263	75,363	78,347
Goodwill	370,840	370,840	370,840	370,463	370,221
Other assets	88,091	85,787	67,994	80,504	87,739
Total assets	$8,587,858	$8,531,624	$7,954,937	$7,962,883	$8,010,106
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$1,907,697	$1,549,260	$1,556,500	$1,473,126	$1,476,668
Interest-bearing transaction and savings deposits	2,714,149	2,536,865	2,654,972	2,528,293	2,646,154
Certificates and other time deposits	1,503,701	1,713,820	1,682,878	1,876,427	2,042,266
Total deposits	6,125,547	5,799,945	5,894,350	5,877,846	6,165,088
Accounts payable and other liabilities	64,625	56,339	37,427	45,475	44,414
Accrued interest payable	4,088	5,407	6,569	6,054	7,069
Advances from Federal Home Loan Bank	1,087,794	1,377,832	677,870	752,907	512,945
Subordinated debentures and subordinated notes	140,283	140,406	145,571	72,284	72,486
Securities sold under agreements to repurchase	1,772	2,426	2,353	2,787	2,811
Total liabilities	7,424,109	7,382,355	6,764,140	6,757,353	6,804,813
Commitments and contingencies
Stockholders’ equity:
Common stock	555	554	549	524	535
Additional paid-in capital	1,122,063	1,119,757	1,117,879	1,114,659	1,112,238
Retained earnings	143,277	127,812	147,911	125,344	104,652
Accumulated other comprehensive income	42,014	45,306	19,061	23,837	17,741
Treasury stock	(144,160)	(144,160)	(94,603)	(58,834)	(29,873)
Total stockholders’ equity	1,163,749	1,149,269	1,190,797	1,205,530	1,205,293
Total liabilities and stockholders’ equity	$8,587,858	$8,531,624	$7,954,937	$7,962,883	$8,010,106

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands, except per share data)

	For the Three Months Ended					For the Six Months Ended
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loans, including fees	$70,440	$77,861	$82,469	$85,811	$86,786	$148,301	$172,533
Investment securities	7,825	7,397	7,168	7,687	7,397	15,222	14,629
Deposits in financial institutions and Fed Funds sold	186	871	1,285	1,329	1,372	1,057	2,926
Other investments	891	850	820	816	622	1,741	1,313
Total interest income	79,342	86,979	91,742	95,643	96,177	166,321	191,401
Interest expense:
Transaction and savings deposits	2,471	6,552	8,203	10,381	11,405	9,023	21,771
Certificates and other time deposits	6,515	8,240	9,455	10,283	10,145	14,755	18,937
Advances from FHLB	2,801	2,879	2,661	3,081	2,187	5,680	4,242
Subordinated debentures and subordinated notes	1,798	1,903	1,559	1,024	998	3,701	2,092
Total interest expense	13,585	19,574	21,878	24,769	24,735	33,159	47,042
Net interest income	65,757	67,405	69,864	70,874	71,442	133,162	144,359
Provision for credit losses	16,172	31,776	3,493	9,674	3,335	47,948	8,347
Provision for unfunded commitments	2,799	3,881	—	—	—	6,680	—
Net interest income after provisions	46,786	31,748	66,371	61,200	68,107	78,534	136,012
Noninterest income:
Service charges and fees on deposit accounts	2,960	3,642	3,728	3,667	3,422	6,602	6,939
Loan fees	1,240	845	1,921	2,252	1,932	2,085	3,609
Gain (loss) on sales of investment securities	2,879	—	(438)	—	(642)	2,879	(1,414)
Gain on sales of mortgage loans held for sale	308	142	81	138	143	450	256
Government guaranteed loan income, net	11,006	439	560	930	961	11,445	3,218
Rental income	547	551	371	369	373	1,098	741
Other	2,350	1,628	909	1,074	(155)	3,978	1,169
Total noninterest income	21,290	7,247	7,132	8,430	6,034	28,537	14,518
Noninterest expense:
Salaries and employee benefits	20,019	18,870	18,917	17,530	17,459	38,889	36,344
Occupancy and equipment	3,994	4,273	4,198	4,044	4,014	8,267	8,143
Professional and regulatory fees	2,796	2,196	2,615	2,750	2,814	4,992	6,232
Data processing and software expense	2,434	2,089	1,880	2,252	2,309	4,523	4,233
Marketing	561	1,083	971	708	961	1,644	1,580
Amortization of intangibles	2,696	2,696	2,696	2,712	2,719	5,392	5,479
Telephone and communications	308	319	466	361	625	627	1,020
Merger and acquisition expense	—	—	918	1,035	5,790	—	37,007
COVID expenses	1,245	—	—	—	—	1,245	—
Other	6,008	4,019	3,623	3,238	3,205	10,027	6,851
Total noninterest expense	40,061	35,545	36,284	34,630	39,896	75,606	106,889
Income before income tax expense	28,015	3,450	37,219	35,000	34,245	31,465	43,641
Income tax (benefit) expense	3,987	(684)	8,168	7,595	7,369	3,303	9,358
Net income	$24,028	$4,134	$29,051	$27,405	$26,876	$28,162	$34,283

Basic EPS	$0.48	$0.08	$0.56	$0.52	$0.50	$0.56	$0.63
Diluted EPS	$0.48	$0.08	$0.56	$0.51	$0.49	$0.56	$0.62
Weighted average basic shares outstanding	49,597	50,725	51,472	52,915	53,969	50,161	54,130
Weighted average diluted shares outstanding	49,727	51,056	52,263	53,873	54,929	50,383	54,929

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1]	$5,797,989	$67,404	4.68%	$5,784,965	$76,527	5.32%	$5,762,257	$85,030	5.92%
Loans held for investment, mortgage warehouse	304,873	2,279	3.01	163,646	1,334	3.28	154,586	1,756	4.56
PPP loans	303,223	757	1.00	—	—	—	—		—
Securities	1,117,964	7,825	2.82	1,038,954	7,397	2.86	956,160	7,397	3.10
Interest-bearing deposits in other banks	366,764	186	0.20	308,546	871	1.14	228,461	1,372	2.41
Other investments[2]	110,672	891	3.24	91,917	850	3.72	59,508	622	4.19
Total interest-earning assets	8,001,485	79,342	3.99	7,388,028	86,979	4.74	7,160,972	96,177	5.39
Allowance for loan losses	(110,483)			(44,270)			(23,891)
Noninterest-earning assets	798,772			782,024			800,238
Total assets	$8,689,774			$8,125,782			$7,937,319

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$2,684,897	$2,471	0.37%	$2,638,633	$6,552	1.00%	$2,713,735	$11,405	1.69%
Certificates and other time deposits	1,625,971	6,515	1.61	1,650,678	8,240	2.01	2,107,567	10,145	1.93
Advances from FHLB	1,206,930	2,801	0.93	937,901	2,879	1.23	334,926	2,187	2.62
Subordinated debentures and subordinated notes	142,549	1,798	5.07	145,189	1,903	5.27	75,252	998	5.32
Total interest-bearing liabilities	5,660,347	13,585	0.97	5,372,401	19,574	1.47	5,231,480	24,735	1.90

Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,826,327			1,523,702			1,456,538
Other liabilities	47,302			46,563			48,669
Total liabilities	7,533,976			6,942,666			6,736,687
Stockholders’ equity	1,155,798			1,183,116			1,200,632
Total liabilities and stockholders’ equity	$8,689,774			$8,125,782			$7,937,319

Net interest rate spread[2]			3.02%			3.27%			3.49%
Net interest income		$65,757			$67,405			$71,442
Net interest margin[3]			3.31%			3.67%			4.00%

1 Includes average outstanding balances of loans held for sale of $22,958, $10,995 and $8,140 for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
3 Net interest margin is equal to net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1]	$5,790,227	$143,931	5.00%	$5,746,746	$169,224	5.94%
Loans held for investment, mortgage warehouse	234,260	3,613	3.10	137,280	3,309	4.86
PPP loans	152,861	757	1.00	—	—	—
Securities	1,078,459	15,222	2.84	941,336	14,629	3.13
Interest-bearing deposits in other banks	337,655	1,057	0.63	246,201	2,926	2.40
Other investments[2]	101,294	1,741	3.46	48,578	1,313	5.45
Total interest-earning assets	7,694,756	166,321	4.35	7,120,141	191,401	5.42
Allowance for loan losses	(77,376)			(21,988)
Noninterest-earning assets	763,567			789,890
Total assets	$8,380,947			$7,888,043

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$2,668,726	$9,023	0.68%	$2,675,237	$21,771	1.64%
Certificates and other time deposits	1,639,807	14,755	1.81	2,124,951	18,937	1.80
Advances from FHLB	1,072,416	5,680	1.07	322,879	4,242	2.65
Subordinated debentures and subordinated notes	143,869	3,701	5.17	75,515	2,092	5.59
Total interest-bearing liabilities	5,524,818	33,159	1.21	5,198,582	47,042	1.82

Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,675,015			1,456,086
Other liabilities	38,488			39,385
Total liabilities	7,238,321			6,694,053
Stockholders’ equity	1,142,626			1,193,990
Total liabilities and stockholders’ equity	$8,380,947			$7,888,043

Net interest rate spread[3]			3.14%			3.60%
Net interest income		$133,162			$144,359
Net interest margin[4]			3.48%			4.09%
1 Includes average outstanding balances of loans held for sale of $16,977 and $7,925 for the six months ended June 30, 2020 and June 30, 2019, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 The Company historically reported dividend income in other noninterest income and has re-classed $1,287 of dividend income into other investments as of June 30, 2019 in order to align with industry peers for comparability purposes.
3 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
4 Net interest margin is equal to net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights

Yield Trend

	For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Average yield on interest-earning assets:
Loans[1]	4.68%	5.32%	5.63%	5.85%	5.92%
Loans held for investment, mortgage warehouse	3.01	3.28	3.51	3.88	4.56
PPP loans	1.00	—	—	—	—
Securities	2.82	2.86	2.83	2.98	3.10
Interest-bearing deposits in other banks	0.20	1.14	1.63	2.25	2.41
Other investments	3.24	3.72	4.53	4.50	4.19
Total interest-earning assets	3.99%	4.74%	5.00%	5.26%	5.39%

Average rate on interest-bearing liabilities:
Interest-bearing demand and savings deposits	0.37%	1.00%	1.24%	1.57%	1.69%
Certificates and other time deposits	1.61	2.01	2.10	2.09	1.93
Advances from FHLB	0.93	1.23	1.45	1.93	2.62
Subordinated debentures and subordinated notes	5.07	5.27	5.23	5.43	5.32
Total interest-bearing liabilities	0.97%	1.47%	1.65%	1.86%	1.90%

Net interest rate spread[2]	3.02%	3.27%	3.35%	3.40%	3.49%
Net interest margin[3]	3.31%	3.67%	3.81%	3.90%	4.00%
1Includes average outstanding balances of loans held for sale of $22,958, $10,995, $10,643, $8,525 and $8,140 for the three months ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019 and June 30, 2019, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
3 Net interest margin is equal to net interest income divided by average interest-earning assets.

Supplemental Yield Trend

	For the Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Average cost of interest-bearing deposits	0.84%	1.39%	1.59%	1.79%	1.79%
Average costs of total deposits, including noninterest-bearing	0.59	1.02	1.18	1.36	1.38

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

Total LHI and Deposit Portfolio Composition

	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	(Dollars in thousands)
LHI[1]
Commercial	$1,555,300	27.2%	$1,777,603	30.4%	$1,712,838	29.9%	$1,711,256	30.3%	$1,788,044	31.2%
Real Estate:
Owner occupied commercial	769,952	13.4	723,839	12.4	706,782	12.3	716,130	12.7	746,768	13.0
Commercial	1,847,480	32.3	1,828,386	31.2	1,784,201	31.1	1,710,510	30.3	1,727,525	30.1
Construction and land	599,510	10.5	566,470	9.7	629,374	11.0	623,622	11.0	543,850	9.5
Farmland	14,723	0.3	14,930	0.3	16,939	0.3	7,986	0.1	17,472	0.3
1-4 family residential	528,688	9.2	536,892	9.2	549,811	9.6	559,310	9.9	557,056	9.7
Multi-family residential	394,829	6.9	388,374	6.6	320,041	5.6	306,966	5.4	330,877	5.8
Consumer	14,932	0.2	15,771	0.2	17,457	0.2	18,113	0.3	20,562	0.4
Total LHI	$5,725,414	100%	$5,852,265	100%	$5,737,443	100%	$5,653,893	100%	$5,732,154	100%

Mortgage warehouse	441,992		373,161		183,628		233,577		200,017
PPP loans	398,949		—		—		—		—

Total LHI[1]	$6,566,355		$6,225,426		$5,921,071		$5,887,470		$5,932,171

Deposits
Noninterest-bearing	$1,907,697	31.2%	$1,549,260	26.7%	$1,556,500	26.4%	$1,473,126	25.1%	$1,476,668	24.0%
Interest-bearing transaction	343,640	5.6	306,641	5.3	388,877	6.6	373,997	6.4	373,982	6.1
Money market	2,272,520	37.1	2,143,874	37.0	2,180,017	37.0	2,066,315	35.2	2,178,274	35.3
Savings	97,989	1.6	86,350	1.5	86,078	1.5	87,981	1.5	93,898	1.5
Certificates and other time deposits	1,503,701	24.5	1,713,820	29.5	1,682,878	28.6	1,876,427	31.8	2,042,266	33.1
Total deposits	$6,125,547	100%	$5,799,945	100%	$5,894,350	100%	$5,877,846	100%	$6,165,088	100%

Loan to Deposit Ratio	107.2%		107.3%		100.5%		100.2%		96.2%
Loan to Deposit Ratio, excluding mortgage warehouse and PPP loans	93.5%		100.9%		97.3%		96.2%		93.0%

1 Total LHI does not include deferred costs of $1.5 million at June 30, 2020 and $1.5 million at March 31, 2020, deferred fees of $134 thousand at December 31, 2019 and September 30, 2019, respectively, and $321 thousand at June 30, 2019.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

Asset Quality

	For the Three Months Ended					For the Six Months Ended
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars in thousands)
Nonperforming Assets (“NPAs”):
Nonaccrual loans	$43,594	$38,836	$29,779	$10,172	$15,733	$43,594	$15,733
Accruing loans 90 or more days past due[1]	2,021	4,764	3,660	2,194	25,774	2,021	25,774
Total nonperforming loans held for investment (“NPLs”)	45,615	43,600	33,439	12,366	41,507	45,615	41,507
Other real estate owned	7,716	7,720	5,995	4,625	1,748	7,716	1,748
Total NPAs	$53,331	$51,320	$39,434	$16,991	$43,255	$53,331	$43,255

Charge-offs:
Residential	$—	$—	$—	$—	$(157)	$—	$(157)
Commercial	(1,740)	—	—	(8,101)	(143)	(1,740)	(2,797)
Consumer	(57)	(68)	(48)	(113)	(30)	(125)	(104)
Total charge-offs	(1,797)	(68)	(48)	(8,214)	(330)	(1,865)	(3,058)

Recoveries:
Residential	—	1	5	—	54	1	62
Commercial	7	29	135	71	10	36	20
Consumer	—	274	6	—	40	274	86
Total recoveries	7	304	146	71	104	311	168

Net charge-offs	$(1,790)	$236	$98	$(8,143)	$(226)	$(1,554)	$(2,890)

CECL transition adjustment	$—	$39,137	$—	$—	$—	$39,137	$—

Allowance for credit losses (“ACL”) at end of period	$115,365	$100,983	$29,834	$26,243	$24,712	$115,365	$24,712

Asset Quality Ratios:
NPAs to total assets	0.62%	0.60%	0.50%	0.21%	0.54%	0.62%	0.54%
NPLs to total LHI, excluding mortgage warehouse and PPP loans	0.80	0.75	0.58	0.22	0.72	0.80	0.72
ACL to total LHI, excluding mortgage warehouse and PPP loans	2.01	1.73	0.52	0.46	0.43	2.01	0.43
Net charge-offs to average loans outstanding	0.03	—	—	0.14	—	0.03	0.05
1 Accruing loans greater than 90 days past due exclude purchase credit deteriorated loans greater than 90 days past due that are accounted for on a pooled basis.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

We identify certain financial measures discussed in this earnings release as being “non-GAAP financial measures.” In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios calculated using exclusively either one or both of (i) financial measures calculated in accordance with GAAP and (ii) operating measures or other measures that are not non-GAAP financial measures.

The non-GAAP financial measures that we present in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we present in this earnings release may differ from that of other companies reporting measures with similar names. You should understand how such other financial institutions calculate their financial measures that appear to be similar or have similar names to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share. Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by number of common shares outstanding. For tangible book value per common share, the most directly comparable financial measure calculated in accordance with GAAP is book value per common share.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	As of
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019
	(Dollars in thousands, except per share data)
Tangible Common Equity
Total stockholders' equity	$1,163,749	$1,149,269	$1,190,797	$1,205,530	$1,205,293
Adjustments:
Goodwill	(370,840)	(370,840)	(370,840)	(370,463)	(370,221)
Core deposit intangibles	(62,661)	(65,112)	(67,563)	(70,014)	(72,465)
Tangible common equity	$730,248	$713,317	$752,394	$765,053	$762,607
Common shares outstanding	49,633	49,557	51,064	52,373	53,457

Book value per common share	$23.45	$23.19	$23.32	$23.02	$22.55
Tangible book value per common share	$14.71	$14.39	$14.73	$14.61	$14.27

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity, less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For tangible common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total stockholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, in each case, exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible common equity to tangible assets:

	As of
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019
	(Dollars in thousands)
Tangible Common Equity
Total stockholders' equity	$1,163,749	$1,149,269	$1,190,797	$1,205,530	$1,205,293
Adjustments:
Goodwill	(370,840)	(370,840)	(370,840)	(370,463)	(370,221)
Core deposit intangibles	(62,661)	(65,112)	(67,563)	(70,014)	(72,465)
Tangible common equity	$730,248	$713,317	$752,394	$765,053	$762,607
Tangible Assets
Total assets	$8,587,858	$8,531,624	$7,954,937	$7,962,883	$8,010,106
Adjustments:
Goodwill	(370,840)	(370,840)	(370,840)	(370,463)	(370,221)
Core deposit intangibles	(62,661)	(65,112)	(67,563)	(70,014)	(72,465)
Tangible Assets	$8,154,357	$8,095,672	$7,516,534	$7,522,406	$7,567,420
Tangible Common Equity to Tangible Assets	8.96%	8.81%	10.01%	10.17%	10.08%

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Return on Average Tangible Common Equity. Return on average tangible common equity is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) return as net income available for common stockholders adjusted for amortization of core deposit intangibles as net income, plus amortization of core deposit intangibles, less tax benefit at the statutory rate; (b) average tangible common equity as total average stockholders’ equity less average goodwill and average core deposit intangibles, net of accumulated amortization; and (c) return (as described in clause (a)) divided by average tangible common equity (as described in clause (b)). For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity.

We believe that this measure is important to many investors in the marketplace who are interested in the return on common equity, exclusive of the impact of core deposit intangibles. Goodwill and core deposit intangibles have the effect of increasing total stockholders’ equity while not increasing our tangible common equity. This measure is particularly relevant to acquisitive institutions that may have higher balances in goodwill and core deposit intangibles than non-acquisitive institutions.

The following table reconciles, as of the dates set forth below, average tangible common equity to average common equity and net income available for common stockholders adjusted for amortization of core deposit intangibles, net of taxes to net income and presents our return on average tangible common equity:

	For the Three Months Ended					For the Six Months Ended
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars in thousands)
Net income available for common stockholders adjusted for amortization of core deposit intangibles
Net income	$24,028	$4,134	$29,051	$27,405	$26,876	$28,162	$34,283
Adjustments:
Plus: Amortization of core deposit intangibles	2,451	2,451	2,451	2,451	2,451	4,902	4,928
Less: Tax benefit at the statutory rate	515	515	515	515	515	1,030	1,035
Net income available for common stockholders adjusted for amortization of core deposit intangibles	$25,964	$6,070	$30,987	$29,341	$28,812	$32,034	$38,176

Average Tangible Common Equity
Total average stockholders' equity	$1,155,798	$1,183,116	$1,197,191	$1,210,147	$1,200,632	$1,142,626	$1,193,990
Adjustments:
Average goodwill	(370,840)	(370,840)	(370,463)	(370,224)	(369,255)	(370,840)	(368,524)
Average core deposit intangibles	(64,151)	(66,439)	(68,913)	(71,355)	(73,875)	(65,296)	(75,293)
Average tangible common equity	$720,807	$745,837	$757,815	$768,568	$757,502	$706,490	$750,173
Return on Average Tangible Common Equity (Annualized)	14.49%	3.27%	16.22%	15.15%	15.26%	9.12%	10.26%

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Operating Earnings, Pre-tax, Pre-provision Operating Earnings and performance metrics calculated using Operating Earnings and Pre-tax, Pre-provision Operating Earnings, including Diluted Operating Earnings per Share, Operating Return on Average Assets, Pre-tax, Pre-Provision Operating Return on Average Assets, Operating Return on Average Tangible Common Equity and Operating Efficiency Ratio. Operating earnings and pre-tax, pre-provision operating earnings are non-GAAP measures used by management to evaluate the Company’s financial performance. We calculate (a) operating earnings as net income plus loss(gain) on sale of securities available for sale, net, plus loss (gain) on sale of disposed branch assets, plus FHLB pre-payment fees, plus merger and acquisition expenses, less tax impact of adjustments, plus other merger and acquisition tax items, plus re-measurement of deferred tax assets as a result of the reduction in the corporate income tax rate under the Tax Cuts and Jobs Act. We calculate (b) pre-tax, pre-provision operating earnings as operating earnings as described in clause (a) plus provision for income taxes, plus provision for loan losses. We calculate (c) diluted operating earnings per share as operating earnings as described in clause (a) divided by weighted average diluted shares outstanding. We calculate (d) operating return on average tangible common equity as operating earnings as described in clause (a), adjusted for the amortization of intangibles, divided by total average tangible common equity (average stockholders' equity less average goodwill and average core deposit intangibles, ((net of accumulated amortization.) We calculate (e) operating efficiency ratio as non interest expense plus adjustments to operating non interest expense divided by (i) non interest income plus adjustments to operating non interest income plus (ii) net interest income.

We believe that these measures and the operating metrics calculated utilizing these measures are important to management and many investors in the marketplace who are interested in understanding the ongoing operating performance of the Company and provide meaningful comparisons to its peers.

The following tables reconcile, as of the dates set forth below, operating net income and pre-tax, pre-provision operating earnings and related metrics:

	For the Three Months Ended					For the Six Months Ended
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars in thousands)
Operating Earnings
Net income	$24,028	$4,134	$29,051	$27,405	$26,876	$28,162	$34,283
Plus: (Gain) loss on sale of securities available for sale, net	(2,879)	—	438	—	642	(2,879)	1,414
Plus: Loss on sale of disposed branch assets[1]	—	—	—	—	359	—	359
Plus: FHLB pre-payment fees	1,561	—	—	—	—	1,561	—
Plus: Merger and acquisition expenses	—	—	918	1,035	5,431	—	36,648
Operating pre-tax income	22,710	4,134	30,407	28,440	33,308	26,844	72,704
Less: Tax impact of adjustments	(277)	—	(23)	217	1,351	(277)	8,068
Plus: Other M&A tax items[2]	—	—	829	406	277	—	277
Plus: Discrete tax adjustments[3]	(1,799)	—	(965)	—	—	(1,799)	—
Operating earnings	$21,188	$4,134	$30,294	$28,629	$32,234	$25,322	$64,913

Weighted average diluted shares outstanding	49,727	51,056	52,263	53,873	54,929	50,383	54,929
Diluted EPS	$0.48	$0.08	$0.56	$0.51	$0.49	$0.56	$0.62
Diluted operating EPS	0.43	0.08	0.58	0.53	0.59	0.50	1.18
1 Loss on sale of disposed branch assets for the three months ended June 30, 2019 is included in merger and acquisition expense in the condensed consolidated statements of income.
2 Other M&A tax items of $829 thousand, $406 thousand and $277 thousand recorded during the three months ended December 31, 2019, September 30, 2019 and June 30, 2019, respectively, relate to permanent tax expense recognized by the Company as a result of deduction limitations on compensation paid to covered employees in excess of the 162(m) limitation directly due to change-in-control payments made to covered employees in connection with the Green acquisition.
3 Discrete tax adjustments of $965 thousand were recorded during the fourth quarter of 2019 primarily due to the Company recording a net tax benefit of $1.6 million as a result of the Company settling an audit with the IRS. The Company released an uncertain tax position reserve that was assumed in the Green acquisition resulting in a $2.2 million tax benefit, offset by tax expense totaling $598 thousand that were recorded due to the Tax Cuts and Jobs Act rate change on deferred tax assets resulting from the IRS audit settlement. The net IRS settlement was offset by various discrete, non-recurring tax expenses totaling $0.6 million. A discrete tax benefit of $1,799 was recorded in the second quarter of 2020 as a result of the Company amending a prior year Green tax return to carry back a net operating loss ("NOL") incurred by Green on January 1, 2019. The Company was allowed to carry back this NOL as result of a provision in the CARES Act which permits NOLs generated in tax years 2018, 2019 or 2020 to be carried back five years.

	For the Three Months Ended					For the Six Months Ended
	June 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars in thousands)
Pre-Tax, Pre-Provision Operating Earnings
Net income	$24,028	$4,134	$29,051	$27,405	$26,876	$28,162	$34,283
Plus: Provision (benefit) for income taxes	3,987	(684)	8,168	7,595	7,369	3,303	9,358
Pus: Provision for credit losses and unfunded commitments	18,971	35,657	3,493	9,674	3,335	54,628	8,347
Plus: (Gain) loss on sale of securities available for sale, net	(2,879)	—	438	—	642	(2,879)	1,414
Plus: Loss on sale of disposed branch assets[1]	—	—	—	—	359	—	359
Plus: FHLB pre-payment fees	1,561	—	—	—	—	1,561	—
Plus: Merger and acquisition expenses	—	—	918	1,035	5,431	—	36,648
Pre-tax, pre-provision operating earnings	$45,668	$39,107	$42,068	$45,709	$44,012	$84,775	$90,409

Average total assets	$8,689,774	$8,125,782	$8,043,505	$8,009,377	$7,937,319	$8,380,947	$7,888,043
Pre-tax, pre-provision operating return on average assets[2]	2.11%	1.94%	2.07%	2.26%	2.22%	2.03%	2.31%

Average total assets	$8,689,774	$8,125,782	$8,043,505	$8,009,377	$7,937,319	$8,380,947	$7,888,043
Return on average assets[2]	1.11%	0.20%	1.43%	1.36%	1.36%	0.68%	0.88%
Operating return on average assets[2]	0.98	0.20	1.49	1.42	1.63	0.61	1.66

Operating earnings adjusted for amortization of core deposit intangibles
Operating earnings	$21,188	$4,134	$30,294	$28,629	$32,234	$25,322	$64,913
Adjustments:
Plus: Amortization of core deposit intangibles	2,451	2,451	2,451	2,451	2,451	4,902	4,928
Less: Tax benefit at the statutory rate	515	515	515	515	515	1,030	1,035
Operating earnings adjusted for amortization of core deposit intangibles	$23,124	$6,070	$32,230	$30,565	$34,170	$29,194	$68,806

Average Tangible Common Equity
Total average stockholders' equity	$1,155,798	$1,183,116	$1,197,191	$1,210,147	$1,200,632	$1,142,626	$1,193,990
Adjustments:
Less: Average goodwill	(370,840)	(370,840)	(370,463)	(370,224)	(369,255)	(370,840)	(368,524)
Less: Average core deposit intangibles	(64,151)	(66,439)	(68,913)	(71,355)	(73,875)	(65,296)	(75,293)
Average tangible common equity	$720,807	$745,837	$757,815	$768,568	$757,502	$706,490	$750,173
Operating return on average tangible common equity[2]	12.90%	3.27%	16.87%	15.78%	18.09%	8.31%	18.50%

Efficiency ratio	46.02%	47.61%	47.12%	43.67%	51.49%	46.76%	67.28%
Operating efficiency ratio	45.74%	47.61%	45.67%	42.36%	43.66%	46.62%	43.60%
1 Loss on sale of disposed branch assets for the three months ended June 30, 2019 is included in merger and acquisition expense in the condensed consolidated statements of income.
2 Annualized ratio.